UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2013

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
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Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On December 23, 2013, KBS Strategic Opportunity REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, and SREF III 110 William JV, LLC (the “JV Partner”), entered into an agreement to form a joint venture (the “Joint Venture”). Prior to entering into the Joint Venture, an affiliate of the JV Partner entered into a purchase and sale agreement to acquire an office property containing 928,157 rentable square feet located on approximately 0.8 acres of land in New York, New York (“110 William Street”), and on December 23, 2013, such affiliate of the JV Partner assigned the purchase and sale agreement to the Joint Venture. The Seller is not affiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor. On December 23, 2013, the Company contributed $9.0 million to the Joint Venture, which reflects the Company’s portion of the initial $15.0 million deposit due under the purchase and sale agreement.  Pursuant to the purchase and sale agreement, the Joint Venture would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions.  There can be no assurance that the Joint Venture will complete the acquisition. In some circumstances, if the Joint Venture fails to complete the acquisition, the Joint Venture may forfeit up to $15.0 million of earnest money. The contractual purchase price of 110 William Street is $261.1 million plus closing costs. The Joint Venture intends to fund the purchase of 110 William Street through the assumption of an existing first mortgage loan from an unaffiliated lender (the “110 William Street Mortgage Loan”), through the assumption of an existing mezzanine loan from an unaffiliated lender (the “110 William Street Mezzanine Loan”) and with contributions from the Joint Venture members. The Company intends to utilize its cash on hand to fund any contributions made to the Joint Venture in connection with the acquisition of 110 William Street.
The 110 William Street Mortgage Loan has an outstanding principal balance of $141.5 million and bears interest at a fixed rate of 4.78%. The 110 William Street Mortgage Loan matures on July 6, 2017.  The 110 William Street Mezzanine Loan has an outstanding principal balance of $20.0 million and bears interest at a fixed rate of 9.5%. The 110 William Street Mezzanine Loan matures on July 6, 2017.
The Company owns a 60% equity interest in the Joint Venture. The JV Partner is the managing member of the Joint Venture; however. its authority is limited, as the Company, as co-managing member, must give approval for any major decisions involving the Joint Venture or 110 William Street. Income, losses and distributions are generally allocated based on the members’ respective equity interests.
110 William Street was built in stages in 1918 and 1959 and renovated in 2006 and is currently 95% leased to 36 tenants.  The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (excluding rental abatements), for the tenants of 110 William Street is approximately $23.6 million. The current weighted-average remaining lease term for the tenants is approximately 7.0 years and the current weighted-average annual rental rate over the remaining lease term is $31.90 per square foot.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: December 26, 2013	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer